UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2006
TeleTech Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21055	84-1291044
(State of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
9197 S. Peoria Street, Englewood, Colorado 80112
(Address of principal executive offices, including Zip Code)
Telephone Number: (303) 397-8100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 6, 2006, the Company’s Board of Directors, upon the approval and recommendation of the Compensation Committee of the Company’s Board of Directors approved the Company’s 2007 Management Incentive Plan (“2007 MIP”). The 2007 MIP shall be effective 1 January 2007 and supersedes all previous incentive/bonus plans for eligible participants issued by the Company, which shall be of no further force or effect. All employees hired prior to 1 October 2007 are eligible participants in the 2007 MIP including the Chief Executive Officer and other executive officers and employees of the Company’s subsidiaries. The 2007 MIP shall exclude employees eligible for other sales incentive or site management incentive plans.
The 2007 MIP is an annual incentive plan that funds based on the Company’s achievement of operating income in 2007. The Operating Income goal shall be set by the Board of Directors and excludes effects associated with M&A activity. Awards are made during the first quarter of 2008 except that the Chief Executive Officer, in his sole discretion, may use up to one half of accrued incentive funds to reward top performing employees excluding executive officers at mid year. The Chief Executive Officer is not obligated to make such mid-year awards.
Each participant’s target incentive opportunity is based on his/her assigned job and the competitive compensation practice for each job. Incentive targets are a percent of each participant’s actual base pay during the 2007 calendar year. The decision to provide a participant with an incentive award under this plan and the specific amount of the award, if any, shall be made at the Company’s sole discretion.
Each Participant’s award can vary from zero to one hundred and fifty percent or more of their incentive target determined at the Company’s sole discretion. Awards from this plan are based on relative ranking and available incentive pool funding. Eligible participants will be ranked according to their impact on the success of the business using the following criteria:
☐	Impact on business and financial results

☐	Completion of strategic projects

☐	Demonstration of TeleTech’s Core Values
The Company’s Chief Executive Officer has the sole and complete discretion to suspend or modify the incentive pool downward in the event of financial exigencies.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.
By:	/s/ Kenneth D. Tuchman
KENNETH D. TUCHMAN
Chief Executive Officer

Dated: December 11, 2006